UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2025
GAIA, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-27517	84-1113527
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

833 West South Boulder Road
Louisville, Colorado 80027
(Address of principal executive offices)

(303) 222-3600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	GAIA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 5, 2025, Gaia, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative of the several underwriters listed in Schedule 1 to the Underwriting Agreement (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters an aggregate of 1,600,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $5.00 per share of Class A common stock, in an underwritten public offering (the “Offering”), pursuant to a Registration Statement on Form S-3, which became effective under the Securities Act of 1933, as amended (the “Securities Act”), on December 20, 2024 (File No. 333-283767) (the “Registration Statement”), and a related prospectus, including the related final prospectus supplement filed with the SEC on February 6, 2025.

In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for a period of 45 calendar days from February 5, 2025, to purchase up to an additional 240,000 shares of Common Stock solely to cover over-allotments (the “Over-Allotment Option”).

The net proceeds from the Offering were approximately $7.2 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the approximately $7.2 million of net proceeds from the Offering primarily for, but not limited to, enhancements of our AI (Artificial Intelligence) capabilities, the development of the Gaia Community project, and for general corporate purposes.

Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect of those liabilities. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. The Offering closed on February 7, 2025.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. A copy of the legal opinion of Foley & Lardner LLP relating to the validity of the issuance and sale of the Common Stock in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 8.01.	Other Events.

On February 6, 2025 and February 7, 2025, the Company issued press releases with respect to the pricing and the closing of the Offering, respectively. The press releases are attached as Exhibits 99.1 and 99.2 hereto.

The information included in Exhibits 99.1 and 99.2 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act, or the Exchange Act, regardless of any general incorporation language in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of February 5, 2025, by and between Gaia, Inc. and Roth Capital Partners, LLC, as representative of the several underwriters named therein.
5.1	Legal Opinion of Foley & Lardner LLP.
23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).
99.1	Press Release, issued by the Company on February 6, 2025.
99.2	Press Release, issued by the Company on February 7, 2025.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gaia, Inc.

Date: February 7, 2025	/s/ Ned Preston
	Name:	Ned Preston
	Title:	Chief Financial Officer